UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 17, 2016

(Date of earliest event reported)

Corning Natural Gas Holding Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	16-0397420
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 17, 2016, Corning Natural Gas Corporation (the “Gas Company”), a regulated utility subsidiary of Corning Natural Gas Holding Corporation (the “Holding Company”), filed with the New York State Public Service Commission (“NYSPSC”) a three-year plan to implement a levelized increase in revenues from gas delivery service of $3,463,287 in each year over the period June 1, 2017 through May 31, 2020, resulting in total bill impacts on customers in each year of 10.4 percent. The filing also indicated the Gas Company’s openness to developing a staged increase or, alternatively, a surcharge mechanism intended to permit certain limited costs over the next two years ending May 31, 2022.

The filing with the NYSPSC reflects a return on equity of 10.2% and pro-forma equity ratios of 50.03 percent, 50.82 percent and 49.96 percent for the 12-month periods ending May 31, 2018, 2019 and 2020, respectively. In view of the Gas Company’s relatively small size and to enhance access to capital markets, the filing proposes the use of an equity ratio of 50 percent. Of the various increases in costs giving rise to the need for increased revenues the two most significant are those pertaining to mandated replacement of bare steel mains and services and property taxes. Other factors driving the increase include the proposed addition of ten new employees, wage increases for employees, increased insurance costs, increased pension and other post-employment benefit costs, costs associated with cyber security measures, and the cost of a new pipe locating program. In addition, the total revenue requirement to be recovered in levelized base rates includes $2,643,980 of costs, including property tax and other deferrals plus plant subject to the Safety and Reliability Charge that are currently being paid by customers through the Delivery Rate Adjustment and the Safety and Reliability Charge. The transfer of those costs therefore contributes to the proposed increase in base rates.

The Gas Company has proposed in the rate filing that the NYSPSC permit it to earn an incentive on the allowed return on equity if it exceeds certain targets set by the NYSPSC up to a maximum of 60 basis points (0.60 percent). Pursuant to the rate filing, many other aspects of the Gas Company’s current rate plan would remain in effect with little or no changes.

The NYSPSC has commenced a proceeding, designated Case 16-G-0369, to consider the Gas Company’s rate filing. By statute, the NYSPSC may take up to approximately 11 months to make its decision on the filing. Accordingly, the Gas Company does not anticipate that a decision on new rates will be issued prior to mid-May 2017. The NYSPSC may adopt rates for a multi-year period, as proposed in the filing, or it may adopt rates for a shorter period, such as a single year.

FORWARD-LOOKING STATEMENTS

The Holding Company holds all of the outstanding shares of capital stock in the Gas Company, and one-half (50%) of the outstanding membership interests in our joint ventures: Leatherstocking Gas Company, LLC and Leatherstocking Pipeline Company, LLC. In this Current Report on Form 8-K, when we discuss our business, we are principally discussing the collective business of our consolidated group which, as of the date of this prospectus, is primarily the gas distribution and delivery business of the Gas Company. This Current Report on

Form 8-K contains statements that are forward-looking, such as statements relating to expected timing and outcome of the Gas Company’s rate case filed with the NYSPSC, its impact on future rates, capital expenditures, financing sources and availability, business expansion, acquisitions, cost-saving efforts, and the effects of regulation and competition. The words “believe,” “expect,” “anticipate,” “intend,” “may,” “plan,” and similar expressions are intended to identify these statements. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. Accordingly, actual results may differ materially from those expressed in any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corning Natural Gas Holding Corporation

By: /s/ Firouzeh Sarhangi

Name: Firouzeh Sarhangi

Title: Chief Financial Officer

Dated: June 23, 2016